                                                                     Exhibit 2.1







                           SHARE PURCHASE AGREEMENT

                                    BETWEEN

                                  MIZAR, INC.
                           (a Delaware corporation)

                                      and

                         LOUGHBOROUGH SOUND IMAGES PLC
                  (a company registered in England and Wales)







                           Dated: November 17, 1997

        This Share Purchase Agreement (this "Agreement") is made as of the 17th day of November, 1997, between Mizar, Inc., a Delaware corporation ("Mizar"), and Loughborough Sound Images plc, a company registered in England and Wales ("LSI").

                             W I T N E S S E T H:
                             -------------------

        WHEREAS, the respective Boards of Directors of Mizar and LSI each have determined that it is in the best interests of their respective stockholders for Mizar to acquire LSI through (i) an exchange of shares of common stock issued by Mizar for all of the issued and outstanding ordinary shares of LSI, in an acquisition that constitutes a tax-free transaction meeting the requirements of
Section 135 of the Taxation of Chargeable Gains Act 1992 (the "TCGA"), and (ii) the partial redemption by LSI and partial purchase by Mizar of all of the issued and outstanding preference shares of LSI, upon the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

                                   ARTICLE 1.
                               PURCHASE OF SHARES

        1.1. Exchange. Upon the terms and subject to the conditions set forth in
             --------
this Agreement, as soon as practicable after the execution of this Agreement, LSI shall use its reasonable best efforts (a) to cause each of the registered shareholders of LSI (collectively, the "LSI Shareholders") to accept an offer made by Mizar to the LSI Shareholders by entering into a share exchange agreement, in a mutually agreeable form, between such shareholder and Mizar (the "Share Exchange Agreements"), which shall provide for each LSI Shareholder to sell, assign, transfer, convey and deliver to Mizar, and for Mizar to purchase, all right, title and interest in and to all of such shareholder's shares of LSI Stock (as defined in Section 3.7 below), free and clear of all liens, security interests, charges, encumbrances and rights of others and (b) to cause each person holding Old Options (as defined in Section 2.4 below) (such persons shall be collectively referred to herein as the "LSI Optionholders") to enter into an option exchange agreement, in a mutually agreeable form, between such LSI Optionholder and Mizar (the "Option Exchange Agreements"), which shall provide for each LSI Optionholder either to exercise his Old Options for shares of LSI Stock, which shall then be sold to Mizar, or to enter into a new option agreement with Mizar as set forth in Section 2.4 below, at the option of such LSI Optionholder. In addition, LSI shall use its reasonable best efforts to cause Boston Holdings Limited ("Bank") to enter into an agreement, in a mutually agreeable form, with LSI and Mizar (the "Bank Agreement," and together with the Share Exchange Agreement and the Option Exchange Agreement, the "Exchange Agreements"), which shall provide for (a) Bank to exercise all the Warrants (as defined in Section 2.4 below) for shares of LSI Stock which shall then be exchanged for shares of Mizar Common Stock, (b) LSI to use all of the proceeds of such exercise to redeem Preferred Shares (as defined in Section 3.7 below), and (c) Bank to sell any Preferred Shares not so redeemed (the "Remaining Preferred Shares") to Mizar for an amount per share that is equal to the amount payable upon redemption of the Remaining Preferred Shares. The Exchange Agreements shall be mailed by
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Mizar to the other parties to such agreements with such covering letters or other documentation as may be necessary or desirable to comply with any relevant provisions of United States and United Kingdom law. No such mailing shall be made unless and until the parties shall have agreed on the form of all documents referred to in this agreement as being "in a mutually agreeable form," and until LSI shall have re-registered as a private company under section 53 Companies Act 1985 (the "Companies Act") and shall have received a certificate of change of name from the Registrar of Companies confirming such re-registration. In consideration for the shares of LSI Stock so acquired by Mizar, Mizar shall issue and deliver 94.632 shares of common stock, $.01 par value, of Mizar ("Mizar Common Stock") in exchange for each share of LSI Stock transferred to Mizar pursuant to an Exchange Agreement, as soon as practicable following the satisfaction or permissible waiver of the conditions set forth in Articles 6 and 7 (the exchange of shares of Mizar Common Stock for shares of LSI Stock, including shares issued at the Closing (as defined in Section 1.2 below) upon the exercise of the Options and Warrants, shall be referred to herein as the "Exchange").

        1.2. Closing. Consummation of the transactions contemplated by this
             -------
Agreement and the Exchange Agreements (the "Closing"), shall take place at the executive offices of Mizar in Carrollton, Texas, commencing at 10:00 a.m., local time, as soon as practicable after the last to be fulfilled or waived of the conditions set forth in Articles 6 and 7, or at such other place, time and date as shall be fixed by mutual agreement between Mizar and LSI. The day on which the Closing shall occur shall be referred to herein as the "Closing Date." Each party will use its reasonable best efforts to cause to be prepared, executed and delivered the documents to be delivered pursuant to Articles 6 and 7 and all other appropriate and customary documents as any party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement or the Exchange Agreements. LSI will use its reasonable best efforts to facilitate the consummation of the transactions contemplated by the Exchange Agreements at or prior to the Closing. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

        1.3. Tax Consequences. It is the intention of the parties hereto that no
             ----------------
taxable income or gain shall be recognized by holders of LSI Stock upon the Exchange under Section 135 of the TCGA.

        1.4. Pooling of Interests. It is the intention of the parties hereto
             --------------------
that the Exchange will be treated for financial reporting purposes in the United States as a pooling of interests.

                                  ARTICLE 2.
             EXCHANGE OF SHARES; TREATMENT OF OPTIONS AND WARRANTS

        2.1. Warrants; Options; Exchange of Shares. On or before the Closing
             -------------------------------------
Date, as provided in the applicable Exchange Agreements, but subject to the Closing, the Warrants shall be exercised, in accordance with their terms, into shares of LSI Stock, and each outstanding Old Option shall be, at the option of the holder, exercised or converted into an option for shares of

Mizar Common Stock, as described in Section 2.4. Immediately after the satisfaction or permissible waiver of the conditions set forth in Articles 6 and 7 at the Closing, and after giving effect to the foregoing, each of the shares of LSI Stock that are outstanding and tendered to Mizar pursuant to the Exchange Agreements (the "Converted Shares") shall be exchanged for 94.632 (such number being referred to herein as the "Exchange Ratio") shares of Mizar Common Stock.

        2.2. Fractional Shares. No scrip or fractional shares of Mizar Common
             -----------------
Stock shall be issued in the Exchange. All fractional shares of Mizar Common Stock to which an LSI Shareholder would otherwise be entitled at the Closing Date pursuant to a Share Exchange Agreement shall be aggregated. If a fractional share results from such aggregation, then such shareholder shall be entitled, after the later of (a) the Closing Date or (b) the surrender of such shareholder's Certificate (as defined in Section 2.5 below) or Certificates that represent such shares, to receive from Mizar an amount in cash in lieu of such fractional share. The amount of such cash payment shall be equal to such fractional proportion of the Average Closing Price (as defined below) of a share of the Mizar Common Stock. For purposes of this Agreement, "Average Closing Price" shall mean the average per share closing price for the Mizar Common Stock as reported on the Nasdaq National Market System (the "NMS") over the twenty
(20) trading days ending on the fifth full trading day prior to the Closing Date. Mizar will make available to the Exchange Agent (as defined in Section 2.5 below) the cash necessary for the purpose of paying cash for fractional shares.

        2.3. Demand Rights. LSI shall use its reasonable best efforts to
             -------------
provide that LSI Shareholders who have not, immediately prior to the Closing Date, tendered their shares of LSI Stock and accepted the Exchange, and with respect of which Mizar has validly exercised its rights properly demanded in accordance with the applicable provisions of Section 429, the Companies Act, comply with the provisions of Part XIIIA of the Companies Act, and both LSI and Mizar agree that they shall comply with the provisions of Part XIIIA of the Companies Act.

        2.4. Stock Options.
             -------------

             (a) On the Closing Date, LSI shall use its reasonable best efforts to provide that all share options (the "Old Options") then outstanding under LSI's share option plans (the "Option Plans"), shall, pursuant to the Option Exchange Agreements, be exercised for shares of LSI Stock (immediately prior to the Exchange), or exchanged in accordance with the Option Exchange Agreements for options for Mizar Common Stock ("New Options"), to the effect that (i) the holder of each such New Option, upon its exercise in accordance with its terms, shall be entitled to receive that whole number of shares of Mizar Common Stock (rounded to the nearest whole share) into which the number of shares of LSI Stock subject to the Old Option exchanged for such New Option would be converted based upon the Exchange Ratio, (ii) the exercise price per share of Mizar Common Stock under the New Options shall be equal to the exercise price per share of LSI Stock applicable to such Old Option immediately prior to the Exchange, divided by the Exchange Ratio, and converted into U.S. dollars using the average currency conversion rate for converting

        British Pounds into U.S. dollars over the ten (10) days ending on the second day before the Closing Date (and rounded to the nearest cent), and (iii) all other terms and conditions of the New Options shall be substantially the same as under the Old Options, as more explicitly set forth in the Option Exchange Agreements. The terms of the New Options shall acknowledge the fact that a triggering event shall have occurred under the Old Options as a result of the Exchange. From and after the date of this Agreement, no additional options shall be granted by LSI under the Option Plans or otherwise.

               (b) It is intended that the New Options, as set forth herein, shall not give to any holder thereof any benefits in addition to those which such holder had prior to the conversion of the Old Options into New Options. Mizar shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Mizar Common Stock for delivery upon exercise of the New Options. As soon as practicable after the Closing Date, Mizar shall file a registration statement, or an amendment to an existing registration statement, under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8 (or other successor form) with respect to the unissued shares of Mizar Common Stock subject to any unexercised New Options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such New Options remain outstanding. In addition, Mizar will cause the shares of Mizar Common Stock issuable under the New Options to be listed on the NMS.

               (c) Approval by the stockholders of Mizar of this Agreement shall constitute authorization and approval of any and all of the actions described in this Section 2.4.

        2.5.   Exchange Agent.
               --------------

               (a) Mizar shall authorize Securities Transfer Corp., or such other firm as is reasonably acceptable to LSI, to serve as exchange agent hereunder (the "Exchange Agent"). Promptly after the Closing Date, Mizar shall deposit or shall cause to be deposited in trust with the Exchange Agent (i) certificates representing the number of whole shares of Mizar Common Stock to which the holders of LSI Stock are entitled pursuant to the Exchange Agreements and Section 2.1(a), and (ii) cash sufficient to pay for fractional shares then known to Mizar, if applicable (such cash amounts and certificates being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions received from Mizar, deliver the number of shares of Mizar Common Stock and pay the amounts of cash required under this Article 2 with respect to each Converted Share out of the Exchange Fund. Any cash needed from time to time by the Exchange Agent to make payments for fractional shares shall be provided by Mizar and shall become part of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed to by Mizar and LSI prior to the Closing Date.

               (b) As soon as practicable after the Closing Date, the Exchange Agent shall mail and otherwise make available to each LSI Shareholder who, as of the Closing Date, was a record holder of an outstanding certificate or certificates, which immediately prior to the Closing Date represented shares of LSI Stock (the "Certificates"), a stock transfer form or other appropriate documents of transfer and instructions for their use in effecting the surrender of the Certificates for payment therefor and exchange thereof, which transfer documents shall comply with all applicable rules of the NMS.

               (c) Delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and the form of transfer documents shall so reflect. Upon surrender to the Exchange Agent of a Certificate, together with such transfer documents duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of Mizar Common Stock to which such holder of LSI Stock shall have become entitled pursuant to the provisions of this
        Article 2, and the Certificate so surrendered shall forthwith be canceled.

               (d) Mizar shall pay any stamp duty transfer taxes or other transfer taxes under the laws of the United Kingdom and the United States required by reason of the transfer to Mizar of LSI Stock or the issuance of a certificate representing shares of Mizar Common Stock if such certificate is issued in the name of the person in whose name the Certificate surrendered in exchange therefor is registered. If any portion of the consideration to be received pursuant to this Article 2 upon exchange of a Certificate is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any stamp duty transfer or other taxes required by reason of the issuance of a certificate representing shares of Mizar Common Stock to such other person, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable. From the Closing Date until surrender in accordance with the provisions of this Section 2.5, each Certificate shall represent for all purposes only the right to receive the consideration provided in Sections 2.1 and 2.2. No dividends that are otherwise payable on Mizar Common Stock will be paid to persons entitled to receive Mizar Common Stock until such persons surrender their Certificates. After such surrender, there shall be paid to the person in whose name Mizar Common Stock shall be issued any dividends on such Mizar Common Stock that have a record date on or after the Closing Date and prior to such surrender. In no event shall the persons entitled to receive such dividends, if any, be entitled to receive interest on such dividends.

               (e) In the case of any lost, mislaid, stolen or destroyed Certificates, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in this Article 2, to deliver to Mizar a bond in such reasonable sum as Mizar may direct as indemnity against any claim that may be made against the Exchange Agent, Mizar or LSI with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

               (f) After the Closing Date, there shall be no transfers on the share register of LSI of the shares of LSI Stock that were outstanding immediately prior to the Closing Date.

        2.6.   Adjustments. If, between the date of this Agreement and the
               -----------
Closing Date, (i) the outstanding shares of LSI Stock or Mizar Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment or a stock dividend thereon shall be declared with a record date within such period, or (ii) Mizar or LSI shall have issued additional shares of its capital stock (except upon conversion or exercise of outstanding convertible securities or options or warrants), or options or warrants to purchase capital stock, or securities convertible into capital stock (except for issuances of options by Mizar or LSI that are consented to by the Managing Director of LSI and the chief executive officer of Mizar and issuances of any New Options), then the consideration to be received pursuant to Section 2.1(a) hereof by the holders of shares of LSI Stock shall be adjusted to accurately reflect such change.

                                   ARTICLE 3.
                      REPRESENTATIONS AND WARRANTIES OF LSI

        LSI hereby represents and warrants to Mizar that, except as otherwise set forth on the LSI Disclosure Schedule (herein so called) attached hereto:

        3.1.   Organization and Good Standing of LSI. LSI is a public limited
               -------------------------------------
company duly organized, validly existing and in good standing under the laws of the United Kingdom. Except for the LSI Subsidiaries, LSI has no subsidiaries and no equity, profit sharing, participation or other ownership interest (including any general partnership interest) in any corporation, partnership, limited partnership or other entity.

        3.2.   Capital Stock of LSI Subsidiaries and Other Ownership Interests.
               ---------------------------------------------------------------
The membership interests of Data Beta Limited, Multimedia Video Products Limited, MVP Limited, Stanford Court Technology Limited, Ultimate Vision plc, Loughborough Sound Images France Sarl, Loughborough Sound Images Deutschland GmbH and Loughborough Sound Images, Inc. (collectively, the "LSI Subsidiaries") have been duly authorized and are validly issued, fully paid and nonassessable. The number of authorized and outstanding membership interests or other equity interests of the LSI Subsidiaries, and the record and beneficial owners of the same, are set forth on the LSI Disclosure Schedule and, except as set forth on the LSI Disclosure Schedule, are owned by LSI, either directly or indirectly, free and clear of all liens, charges, encumbrances, equities or claims.

        3.3.   Foreign Qualification. LSI is duly qualified or licensed to do
               ---------------------
business and is in good standing as a foreign corporation in every jurisdiction where the failure so to qualify would have a material adverse effect on (a) the current business, operations, assets or financial condition of LSI or (b) the validity or enforceability of, or the ability of LSI to perform its obligations under, this Agreement (an "LSI Material Adverse Effect").

        3.4.   Corporate Power and Authority. Each of LSI and each LSI
               -----------------------------
Subsidiary has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently being conducted. LSI has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance by LSI of this Agreement has been duly authorized by all necessary corporate action.

        3.5.   Binding Effect. This Agreement has been duly executed and
               --------------
delivered by LSI and is the legal, valid and binding obligation of LSI enforceable in accordance with its terms, except that:

               (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;

               (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

               (c) rights to indemnification may be limited by considerations of public policy.

        3.6.   Absence of Restrictions and Conflicts. Except as set forth on
               -------------------------------------
the LSI Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the Exchange and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the relevant governing corporate documents of LSI or the LSI Subsidiaries, (ii) any LSI Material Contract (as defined in Section 3.12), (iii) any judgment, decree or order of any court or governmental authority or agency to which LSI or the LSI Subsidiaries are parties or by which LSI or an LSI Subsidiary or any of their respective properties is bound, or (iv) any statute, law, regulation or rule applicable to LSI, including the Companies Act and the City Code on Takeovers and Mergers (the "Takeover Code"), other than such violations, conflicts, breaches or defaults which would not have an LSI Material Adverse Effect. Except for compliance with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable securities laws, including the Takeover Code, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to LSI is required in connection with the execution, delivery or performance of this Agreement by LSI or the consummation of the transactions contemplated hereby.

        3.7.   Capitalization of LSI.
               ---------------------

               (a) The authorized capital stock of LSI consists of 7,500,000 preference shares, (Pounds)0.75 par value ("Preferred Shares"), 80,000 "A" ordinary shares, (Pounds)1 par value ("A Shares") and 25,000 "B" ordinary shares ("B Shares"), (Pounds)1 par value (the outstanding and issued A Shares and the B Shares are collectively referred to herein as the "LSI Stock"). As of the date hereof, there were 5,708,548 Preferred Shares issued and outstanding, 56,497 A Shares issued and outstanding, 12,585 A Shares reserved for issuance upon the exercise of currently outstanding options granted under the Option Plans and 1 B share issued and outstanding. In addition, warrants to subscribe for up to 20,115 B Shares (the "Warrants") have been granted.

               (b) All of the issued and outstanding shares of LSI Stock and the Preferred Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

               (c) To LSI's knowledge, there are no voting trusts, shareholder agreements or other voting arrangements, capacities, charges, liens or encumbrances on shares issued by LSI that have been granted by the shareholders of LSI, except as set forth on the LSI Disclosure Schedule.

               (d) Except as set forth on the LSI Disclosure Schedule, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating LSI or an LSI Subsidiary to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, shares of LSI or an LSI Subsidiary, except as set forth on the LSI Disclosure Schedule or with respect to the Warrants.

        3.8.   Financial Statements and Records of LSI. LSI has made available
               ---------------------------------------
to Mizar true, correct and complete copies of the following financial statements (the "LSI Financial Statements"):

               (a) the audited consolidated balance sheet and profit and loss account of LSI and its subsidiaries as of September 30, 1995 and 1996 and for the years then ended, including the notes thereto, in both cases examined by and accompanied by the report of Price Waterhouse, LP (collectively, the "LSI Year-End Statements"); and

               (b) the unaudited consolidated management account and balance sheet of LSI and its subsidiaries as of September 30, 1997, with any notes thereto, (collectively, the "LSI Balance Sheet").

The LSI Financial Statements present fairly, in all material respects, the financial position of LSI and/or its subsidiaries, as the case may be, as of the dates thereof and the results of operations and cash flows thereof for the periods then ended, in each case in conformity with the legal requirements and generally accepted accounting principles relevant to such entity's place of incorporation, consistently applied, except as noted therein. Since September 30, 1996, there has been no change in accounting principles applicable to, or methods of accounting utilized by, LSI and/or such LSI Subsidiary, as the case may be, except as noted in the LSI Financial Statements. The books and records of LSI have been and are being maintained in accordance with good business practice, reflect only valid transactions and are complete and correct in all material respects.

        3.9.   Absence of Certain Changes. Since September 30, 1997, LSI and the
               --------------------------
LSI Subsidiaries have not, except as otherwise set forth on the LSI Disclosure
Schedule:

               (a) suffered any adverse change in the business, operations, assets, or financial condition, except as reflected on the LSI Financial Statements and except for such changes that would not result in an LSI Material Adverse Effect;

               (b) suffered any material damage or destruction to or loss of the assets of LSI or the LSI Subsidiaries, whether or not covered by insurance, which property or assets are material to the operations or business of LSI and the LSI Subsidiaries taken as a whole;

               (c) settled, forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims other than in the ordinary course of business;

               (d) entered into or terminated any material agreement, commitment or transaction, or agreed to or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into or terminated in the ordinary course of business;

               (e) written up, written down or written off the book value of any material amount of assets other than in the ordinary course of business;

               (f) declared, paid or set aside for payment any dividend or distribution with respect to the LSI Stock;

               (g) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any shares of LSI Stock or securities (other than the redemption of the Preferred Shares pursuant to this Agreement and the Bank Agreement and the issuance of shares issued upon exercise of the Old Options or the Warrants) or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

               (h) increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan or pension scheme, other than in the ordinary course of business and consistent with established policies, practices or requirements;

               (i) entered into any employment, consulting or compensation agreement with any person or group, except for agreements which in the aggregate would not have an LSI Material Adverse Effect;

               (j) entered into any collective bargaining agreement or trade union recognition agreement with any person or group;

               (k) entered into, adopted or amended any employee benefit plan or share option scheme or agreement; or

               (l) entered into any agreement to do any of the foregoing.

        3.10.  No Material Undisclosed Liabilities. There are no liabilities or
               -----------------------------------
obligations of LSI or the LSI Subsidiaries of any nature, whether absolute, accrued, contingent, or otherwise, other than:

               (a) the liabilities and obligations that are reflected, accrued or reserved against on the LSI Balance Sheet, or referred to in the footnotes to LSI Balance Sheet, or incurred in the ordinary course of business and consistent with past practices since September 30, 1997; or

               (b) liabilities and obligations which in the aggregate would not result in an LSI Material Adverse Effect.

        3.11.  Tax Returns; Taxes. Each of LSI and the LSI Subsidiaries (a) have
               ------------------
duly filed all material local and foreign tax returns and reports required to be filed by it, including those with respect to advance corporation tax, capital gains tax, corporation tax, excise duties, income tax (including "Pay as You Earn"), inheritance tax, insurance premium tax, National Insurance contributions, stamp duty taxes, value added tax and similar taxes, and all such returns and reports are correct in all material respects; (b) have either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or have fully accrued on its books or have established adequate reserves for all taxes payable but not yet due; and (c) have made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by LSI or any LSI Subsidiary with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against LSI or the LSI Subsidiaries, nor has LSI or the LSI Subsidiaries received notice of any such deficiency, delinquency or default. LSI and the LSI

Subsidiaries have no material tax liabilities other than those reflected on LSI Balance Sheet and those arising in the ordinary course of business since the date thereof. LSI will make available to Mizar true, complete and correct copies of LSI's tax returns for the last five years and make available such other tax returns requested by Mizar. The income tax liabilities of LSI and the LSI Subsidiaries have been paid for all fiscal years up to and including the year ended September 30, 1997.

        3.12. Material Contracts. LSI has furnished or made available to Mizar
              ------------------
accurate and complete copies of the LSI Material Contracts applicable to LSI or the LSI Subsidiaries. Except as set forth on the LSI Disclosure Schedule, there is not under any of the LSI Material Contracts any existing breach, default or event of default by LSI or any LSI Subsidiary nor event that with notice or lapse of time or both would constitute a breach, default or event of default by LSI or the LSI Subsidiaries, other than breaches, defaults or events of default which would not have an LSI Material Adverse Effect nor does LSI know of, and LSI has not received notice of, or made a claim with respect to, any breach or default by any other party thereto which would, severally or in the aggregate, have an LSI Material Adverse Effect. As used herein, the term "LSI Material Contracts" shall mean all (i) employee benefit plans, share option schemes or agreements and employment, consulting or similar contracts, (ii) contracts that involve remaining aggregate payments by LSI or an LSI Subsidiary in excess of $100,000 (or equivalent based on applicable exchange rate) or which have a remaining term in excess of one year and (iii) insurance policies.

        3.13. Litigation and Government Claims. There is no pending suit,
              --------------------------------
claim, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry against LSI or the LSI Subsidiaries to which their businesses or assets are subject which would, severally or in the aggregate, reasonably be expected to result in an LSI Material Adverse Effect. To the knowledge of LSI, there are no such proceedings threatened or contemplated which would, severally or in the aggregate, have an LSI Material Adverse Effect. Neither LSI nor the LSI Subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of LSI, any governmental restriction applicable to LSI or the LSI Subsidiaries which is reasonably likely (i) to have an LSI Material Adverse Effect or (ii) to cause a material limitation on Mizar's ability to own and operate the business of LSI (as it is currently operated) after the Closing.

        3.14. Compliance With Laws. LSI and the LSI Subsidiaries each have all
              --------------------
material authorizations, approvals, licenses and orders to carry on their respective businesses as they are now being conducted, to own or hold under lease the properties and assets they own or hold under lease and to perform all of their obligations under the agreements to which they are a party, except for instances which would not have an LSI Material Adverse Effect. LSI and the LSI Subsidiaries have been and are, to the knowledge of LSI, in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision of any thereof to which their respective businesses, ownership of assets and their employment of labor or their use or occupancy of properties or any part thereof are subject, the violation of which would have an LSI Material Adverse Effect.

        3.15.  Employee Benefits Plans. Each employee benefit plan of LSI
               -----------------------
complies with all applicable requirements of the Pension Schemes Act of 1993 and the Income and Corporation Taxes Act 1988.

        3.16.  Employment Agreements; Labor Relations.
               --------------------------------------

               (a) The LSI Disclosure Schedule sets forth a complete and accurate list of all material employee benefit or compensation plans, agreements and arrangements to which LSI or an LSI Subsidiary is a party, including without limitation (i) all severance, employment, consulting or similar contracts, (ii) all material agreements and contracts with "change of control" provisions or similar provisions and
        (iii) all indemnification agreements or arrangements with directors or officers.

               (b) Each of LSI and the LSI Subsidiaries is in compliance in all material respects with all laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice discrimination charge pending before any competent court or tribunal. Except as would not have an LSI Material Adverse Effect, there is no unfair labor practice charge or complaint against LSI or the LSI Subsidiaries pending before any competent court or tribunal. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of LSI, threatened against or involving or affecting LSI or the LSI Subsidiaries and no representation question exists with respect to their respective employees. Except as would not have an LSI Material Adverse Effect, no grievances or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement or trade union recognition agreement that is binding on LSI or the LSI Subsidiaries.

        3.17.  Intellectual Property. LSI and the LSI Subsidiaries own or have
               ---------------------
valid, binding and enforceable rights to use all material patents, trademarks, trade names, service marks, service names, copyrights, applications therefor and licenses or other rights in respect thereof ("LSI Intellectual Property") used or held for use in connection with the business of LSI or the LSI Subsidiaries, without any known conflict with the rights of others, except for such conflicts as do not have an LSI Material Adverse Effect. Neither LSI nor any of the LSI Subsidiaries have received any notice from any other person pertaining to or challenging the right of LSI or the LSI Subsidiaries to use any LSI Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to LSI or the LSI Subsidiaries, except with respect to rights the loss of which, individually or in the aggregate, would not have an LSI Material Adverse Effect. The LSI Intellectual Property represents all of the proprietary rights necessary to operate the respective businesses of LSI and the LSI Subsidiaries.

        3.18.  Title to Properties and Related Matters.
               ---------------------------------------

               (a) LSI and the LSI Subsidiaries have good and marketable title to or valid leasehold interests in their respective properties reflected on the LSI Balance Sheet or acquired after the date thereof (other than personal properties sold or otherwise disposed of in the ordinary course of business), and all of such properties and all assets purchased by LSI since the date of the LSI Balance Sheet are free and clear of any lien, claim or encumbrance, except as reflected in the LSI Balance Sheet or notes thereto and except for:

                   (i) liens for taxes, assessments or other governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

                   (ii) statutory liens incurred in the ordinary course of business that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

                   (iii) landlord liens contained in leases entered in the
               ordinary course of business; and

                   (iv) other liens, claims or encumbrances that, in the aggregate, do not materially subtract from the value of, or materially interfere with, the present use of, the LSI Real Estate.

        Except for those assets acquired since the date of the LSI Balance Sheet, all properties and assets material to the present operations of LSI are owned or leased by LSI and are reflected on the LSI Balance Sheet and notes thereto in the manner and to the extent required by the Companies Act and generally accepted accounting principles.

               (b) (i)   Applicable planning permissions and consents and zoning
        ordinances permit the operation of LSI's business as currently conducted at the real property owned or leased by LSI (the "LSI Real Estate");
        (ii) LSI has all easements and rights, including easements for all utilities, services, roadways and other means of ingress and egress, material to the operation of its business at the LSI Real Estate; (iii) the LSI Real Estate is not located within a flood or lakeshore erosion hazard area; and (iv) neither the whole nor any portion of the LSI Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no written notice of any such condemnation, requisition or taking has been received by LSI. No such condemnation, requisition or taking is threatened or contemplated to LSI's actual knowledge, and there are no pending public improvements which may result in special assessments against or which may otherwise materially and adversely affect the LSI Real Estate. To the actual knowledge of LSI, the LSI Real Estate has not been used for deposit or disposal of hazardous wastes or substances in violation of any past or current law in any material respect and there is no material liability under past or current law with respect to any hazardous wastes or substances which have been deposited or disposed of on or in or from the LSI Real Estate.

               (c) LSI has received no written notice of, and has no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the LSI Real Estate.

               (d) To LSI's actual knowledge, no hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, the LSI Real Estate which is, in any case, in material violation of applicable environmental law. For purposes of this Agreement, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Agreement, "environmental law" shall mean any and all relevant statutes, rules, regulations, treaties, directives, bylaws, codes of practice, orders, notices, demands, injunctions, common laws or duty of care of any governmental or regulatory agency or body in the U.S., the European Community or any other jurisdiction relating to or imposing liability or standards concerning or in connection with hazardous or toxic material or dangerous waste, substance, materials, smoke, gas or particulate matter including the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local laws.

        3.19. Brokers and Finders. None of LSI, any LSI Subsidiary or, to LSI's
              -------------------
knowledge, any of their respective officers, directors and employees has employed any broker, finder or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby. LSI is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

        3.20 Potential Conflicts of Interest. No officer, director or security
             -------------------------------
holder of LSI or an LSI Subsidiary (a) owns, directly, or indirectly, any interest in (excepting not more than 5% stockholdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any person which is a competitor, lessor, lessee or client of LSI or an LSI Subsidiary; (b) owns, directly or indirectly, in whole or in part, any material tangible or intangible property which LSI or an LSI Subsidiary is using or the use of which is necessary for the business of LSI or an LSI Subsidiary; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, LSI or an LSI Subsidiary, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans and similar matters and agreements.

        3.21 Insurance. The LSI Disclosure Schedule lists all policies of fire,
             ---------
liability, workmen's compensation, life, property and casualty and other insurance owned or held by LSI or the LSI Subsidiaries. Such policies of insurance (a) are in full force and effect, (b) are sufficient for compliance by LSI or the LSI Subsidiaries with all requirements of applicable law and all LSI Material Agreements, (c) provide that they will remain in full force and effect through the respective dates set forth in the LSI Disclosure Schedule, and (d) will not in any way be affected by, or terminate or lapse by reason of the transactions contemplated by this Agreement. LSI and the LSI Subsidiaries are not in default with respect to their respective obligations under any of such insurance policies and have not received any notification of cancellation of any such insurance policies.

        3.22 Products Liability. Since January 1, 1993, there have been no
             ------------------
claims, actions, losses, or liabilities of LSI or the LSI Subsidiaries relating to death or injury to persons or properties resulting from any actual or alleged defect in any product sold or manufactured by LSI or the LSI Subsidiaries, and there is, as of the date hereof, no such claim, action or other proceeding pending or, to the knowledge of LSI or the LSI Subsidiaries threatened.

                                  ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES OF MIZAR

        Mizar hereby represents and warrants that, except as otherwise set forth in the Mizar Disclosure Schedule (herein so called) attached hereto:

        4.1. Organization and Good Standing. Mizar is duly organized, validly
             ------------------------------
existing and in good standing under the laws of the jurisdiction of its incorporation. Mizar has no subsidiaries and no equity, profit sharing, participation or other ownership interest (including any general partnership interest) in any corporation, partnership, limited partnership or other entity.

        4.2. Foreign Qualification. Mizar is duly qualified or licensed to do
             ---------------------
business and is in good standing as a foreign corporation in every jurisdiction where the failure so to qualify would have a material adverse effect on (a) the current business, operations, assets or financial condition of Mizar or (b) the validity or enforceability of, or the ability of Mizar to perform its obligations under, this Agreement (a "Mizar Material Adverse Effect").

        4.3. Corporate Power and Authority. Mizar has the corporate power and
             -----------------------------
authority and all material licenses and permits to own, lease and operate its properties and assets and to carry on its business as currently being conducted. Mizar has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Exchange. The execution, delivery and performance by Mizar of this Agreement has been duly authorized by all necessary corporate action, except for the approval of the stockholders of Mizar.

        4.4. Binding Effect. This Agreement has been duly executed and delivered
             --------------
by Mizar and is the legal, valid and binding obligation of Mizar, enforceable in accordance with its terms, except that:

               (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;

               (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

               (c) rights to indemnification may be limited by considerations of public policy.

        4.5. Absence of Restrictions and Conflicts. The execution, delivery and
             -------------------------------------
performance of this Agreement and the consummation of the Exchange and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Certificate of Incorporation or Bylaws of Mizar, (ii) any Mizar Material Contract (as defined in Section 4.12 below),
(iii) any judgment, decree or order of any court or governmental authority or agency to which Mizar is a party or by which Mizar or any of its properties is bound, or (iv) any statute, law, regulation or rule applicable to Mizar other than such violations, conflicts, breaches or defaults as would not have a Mizar Material Adverse Effect. Except for compliance with the applicable requirements of the Securities Act, the Exchange Act and applicable state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Mizar is required in connection with the execution, delivery or performance of this Agreement by Mizar or the consummation of the transactions contemplated hereby.

        4.6.   Capitalization of Mizar.
               -----------------------

               (a) The authorized capital stock of Mizar consists of 25,000,000 shares of Mizar Common Stock, and 1,000,000 Stock of preferred stock, $.01 par value. As of the date hereof, there are (i) 5,135,976 shares of Mizar Common Stock outstanding, (ii) no shares of the Preferred Stock outstanding and (iii) 527,196 shares reserved for issuance upon the exercise of currently outstanding options under the Mizar Stock Option Plan (the "Mizar Options" and "Mizar Option Plans," respectively). A warrant for 15,000 shares of Mizar Common Stock, exercisable at $10.20 per share, was issued to John G. Kinnard and Company, Incorporated in September 1995.

               (b) All of the issued and outstanding shares of Mizar Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

               (c) To Mizar's knowledge, there are no voting trusts, stockholder agreements or other voting arrangements that have been granted by the stockholders of Mizar.

               (d) Except as set forth in subsection (a) above, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating Mizar to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of Mizar.

        4.7. Mizar SEC Reports. Mizar has made available to LSI (i) Mizar's
             -----------------
Annual Reports on Form 10-K, including all exhibits filed thereto and items incorporated therein by reference, and any amendments thereto, (ii) Mizar's Quarterly Reports on Form 10-Q, including all exhibits thereto and items incorporated therein by reference, (iii) proxy statements relating to Mizar's meetings of stockholders and (iv) all other reports or registration statements (as amended or supplemented prior to the date hereof), filed by Mizar with the SEC since January 1, 1997, including all exhibits thereto and items incorporated therein by reference (items (i) through (iv) being referred to as the "Mizar SEC Reports"). As of their respective dates, the Mizar SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 1997, Mizar has filed all material forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations thereunder.

        4.8. Financial Statements and Records of Mizar. Mizar has made
             -----------------------------------------
available to LSI true, correct and complete copies of the following financial statements (the "Mizar Financial Statements"):

               (a) the balance sheets of Mizar as of June 30, 1997 and June 30, 1996, and the related statements of income, stockholders' equity and cash flows for the fiscal years then ended, including the notes thereto, in each case examined by and accompanied by the report of Arthur Andersen LLP; and

               (b) the unaudited balance sheet of Mizar as of September 30, 1997 (the "Mizar Balance Sheet"), with any notes thereto, and the related unaudited statement of income for the fiscal quarter then ended (collectively, the "Mizar Quarterly Statements").

The Mizar Financial Statements present fairly, in all material respects, the financial position of Mizar as of the dates thereof and the results of operations and changes in financial position thereof for the periods then ended, in each case in conformity with generally accepted accounting principles, consistently applied, except as noted therein. Since September 30, 1997, there has been no change in accounting principles applicable to, or methods of accounting utilized by, Mizar, except as noted in Mizar Financial Statements. The books and records of Mizar have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects, and present fairly in all material respects the basis for the financial position and results of operations of Mizar set forth in Mizar Financial Statements.

        4.9. Absence of Certain Changes. Since September 30, 1997, Mizar has
             --------------------------
not, except as otherwise set forth in the Mizar SEC Reports or on the Mizar Disclosure Schedule:

               (a) suffered any adverse change in the business, operations, assets, or financial condition except for such changes that would not have a Mizar Material Adverse Effect;

               (b) suffered any material damage or destruction to or loss of the assets of Mizar, whether or not covered by insurance, which property or assets are material to the operations or business of Mizar and its subsidiaries taken as a whole;

               (c) settled, forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims other than in the ordinary course of business;

               (d) entered into or terminated any material agreement, commitment or transaction, or agreed to or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into or terminated in the ordinary course of business;

               (e) written up, written down or written off the book value of any material amount of assets other than in the ordinary course of business;

               (f) declared, paid or set aside for payment any dividend or distribution with respect to Mizar's capital stock;

               (g) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of Mizar's capital stock or securities or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

               (h) increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan, other than in the ordinary course of business and consistent with established policies, practices or requirements;

               (i) entered into any employment, consulting or compensation agreement with any person or group, except for the Employment Agreement (as defined in Section 6.9 below) or agreements which in the aggregate would not have a Mizar Material Adverse Effect;


               (j) entered into any collective bargaining agreement with any person or group;

               (k) entered into, adopted or amended any employee benefit plan; or

               (l)    entered into any agreement to do any of the foregoing.

        4.10.  No Material Undisclosed Liabilities. There are no liabilities or
               -----------------------------------
obligations of Mizar of any nature, whether absolute, accrued, contingent, or otherwise, other than:

               (a) liabilities and obligations that are reflected, accrued or reserved against on Mizar Balance Sheet or referred to in the footnotes to the Mizar Balance Sheet, or incurred in the ordinary course of business and consistent with past practices since September 30, 1997; or

               (b) liabilities and obligations which in the aggregate would not result in a Mizar Material Adverse Effect.

        4.11. Tax Returns; Taxes. Mizar (a) has duly filed all U.S. federal and
              ------------------
material state, county, local and foreign tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes and all such returns and reports are correct in all material respects; (b) has either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or have fully accrued on its books or have established adequate reserves for all taxes payable but not yet due; and (c) has made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by Mizar with respect to any tax, except that Mizar has been granted extensions for the filing of its federal tax returns for the year ended June 30, 1997, and its Texas franchise taxes are paid pursuant to a valid extension agreement. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against Mizar, nor has Mizar received notice of any such deficiency, delinquency or default. Mizar has no material tax liabilities other than those reflected on Mizar Balance Sheet and those arising in the ordinary course of business since the date thereof. Mizar will make available to LSI true, complete and correct copies of Mizar's consolidated U.S. federal tax returns for the last five years and make available such other tax returns requested by LSI. The U.S. federal income tax liabilities of Mizar have been paid for all fiscal years up to and including the year ended June 30, 1997.

        4.12. Material Contracts. Mizar has furnished or made available to LSI
              ------------------
accurate and complete copies of the Mizar Material Contracts applicable to Mizar. There is not under any of the Mizar Material Contracts any existing breach, default or event of default by Mizar nor event that with notice or lapse of time or both would constitute a breach, default or event of default by Mizar other than breaches, defaults or events of default which would not have a Mizar Material Adverse Effect nor does Mizar know of, and Mizar has not received notice of, or made a claim with respect to, any breach or default by any other party thereto which would, severally or in the aggregate, have a Mizar Material Adverse Effect. As used herein, the term "Mizar Material Contracts" shall mean all (i) employee benefit plans, stock option agreements and employment, consulting or similar contracts,
(ii) contracts that involve remaining aggregate payments by Mizar in excess of $100,000 (or equivalent based on applicable exchange rate) or which have a remaining term in excess of one year and (iii) insurance policies.

        4.13. Litigation and Government Claims. Except as disclosed in Mizar
              --------------------------------
SEC Reports, there is no pending suit, claim, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry against Mizar to which its businesses or assets are subject which would, severally or in the aggregate, reasonably be expected to result in a Mizar Material Adverse Effect. To the knowledge of Mizar, there are no such proceedings threatened or contemplated which would, severally or in the aggregate, have a Mizar Material Adverse Effect. Mizar is not subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of Mizar, any governmental restriction applicable to Mizar which is reasonably likely to have a Mizar Material Adverse Effect.

        4.14. Compliance with Laws. Mizar has all material authorizations,
              --------------------
approvals, licenses and orders to carry on its businesses as it is now being conducted, to own or hold under lease the properties or assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party, except for instances which would not have a Mizar Material Adverse Effect. Mizar has been and is, to the knowledge of Mizar, in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or any subdivision of any thereof to which its businesses, ownership of assets and its employment of labor or its use or occupancy of properties or any part thereof are subject, the violation of which would have a Mizar Material Adverse Effect.

        4.15.  Employment Agreements; Labor Relations.
               --------------------------------------

               (a) The Mizar Disclosure Schedule sets forth a complete and accurate list of all material employee benefit or compensation plans, agreements and arrangements to which Mizar is a party, including without limitation (i) all severance, employment, consulting or similar contracts, (ii) all material agreements and contracts with "change of control" provisions or similar provisions and (iii) all indemnification agreements or arrangements with directors or officers.

               (b) Mizar is in compliance in all material respects with all laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice discrimination charge pending before the EEOC or EEOC recognized state "referral agency." Except as would not have a Mizar Material Adverse Effect, there is no unfair labor practice charge or complaint against Mizar pending before the National Labor Review Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Mizar, threatened against or involving or affecting Mizar and no National Labor Review Board representation question exists respecting their respective employees. Except as would not have a Mizar Material Adverse Effect, no grievances or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement that is binding on Mizar.

        4.16. Intellectual Property. Mizar owns or has valid, binding and
              ---------------------
enforceable rights to use all material patents, trademarks, trade names, service marks, service names, copyrights, applications therefor and licenses or other rights in respect thereof ("Mizar Intellectual Property") used or held for use in connection with the business of Mizar, without any known conflict with the rights of others, except for such conflicts as do not have a Mizar Material Adverse Effect. Mizar has not received any notice from any other person pertaining to or challenging the right of Mizar to use any Mizar Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to Mizar, except with respect to rights the loss of which, individually or in the aggregate, would not have a Mizar Material Adverse Effect. The Mizar Intellectual Property represents all of the proprietary rights necessary to operate Mizar's business.

        4.17.  Title to Properties and Related Matters.
               ---------------------------------------

               (a) Mizar has good and marketable title to or valid leasehold interests in its properties reflected on the Mizar Balance Sheet or acquired after the date thereof (other than personal properties sold or otherwise disposed of in the ordinary course of business), and all of such properties and all assets purchased by Mizar since the date of the Mizar Balance Sheet are free and clear of any lien, claim or encumbrance, except as reflected in the Mizar Balance Sheet or notes thereto and except for:

                      (i) liens for taxes, assessments or other governmental charges not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

                      (ii) statutory liens incurred in the ordinary course of business that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings;

                      (iii) landlord liens contained in leases entered in the ordinary course of business; and

                      (iv) other liens, claims or encumbrances that, in the aggregate, do not materially subtract from the value of, or materially interfere with, the present use of, the Mizar Real Estate.

        Except for those assets acquired since the date of the Mizar Balance Sheet, all properties and assets material to the present operations of Mizar are owned or leased by Mizar and are reflected on the Mizar Balance Sheet and notes thereto in the manner and to the extent required by generally accepted accounting principles.

               (b) (i)       Applicable zoning ordinances permit the operation
        of Mizar's business as currently conducted at the real property owned or leased by Mizar ( the "Mizar Real Estate"); (ii) Mizar has all easements and rights, including easements for all utilities, services, roadways and other means of ingress or egress, material to the operation of its business at the Mizar Real Estate; (iii) the Mizar Real Estate is not located within a flood or lakeshore erosion hazard area; and (iv) neither the whole nor any portion of the Mizar Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no written notice of any such condemnation, requisition or taking has been received by Mizar. No such condemnation, requisition or taking is threatened or contemplated to Mizar's actual knowledge, and there are no pending public improvements which may result in special assessments against or which may otherwise materially and adversely affect the Mizar Real Estate. To the actual knowledge of Mizar, the Mizar Real Estate has not been used for deposit or disposal of hazardous wastes or substances in violation of any past or current law in any material respect and there is no material liability under past or current law with respect to any hazardous wastes or substances which have been deposited or disposed of on or in or from the Mizar Real Estate.

               (c) Mizar has received no written notice of, and has no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Mizar Real Estate.

               (d) To Mizar's actual knowledge, Mizar is in compliance with all applicable environmental laws (as defined in Section 3.18) relating to emissions, discharges and releases of hazardous or toxic materials into the environment, except as would not cause a Mizar Material Adverse Effect. To Mizar's actual knowledge, no hazardous or toxic material (as defined in Section 3.18) exists in any structure located on, or exists on or under the surface of, any the Mizar Real Estate which is, in any case, in material violation of applicable environmental law.

        4.18. Employee Benefit Plans. Each employee benefit plan, as such term
              ----------------------
is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Mizar (collectively the "Employee Plans") complies in all material respects with all applicable requirements of ERISA and the Code, and other applicable laws. None of the Employee Plans is an employee pension benefit plan or a multi employer plan, as such terms are defined in ERISA.

Neither Mizar nor any of its respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in any "prohibited transaction," as such term is defined in the Code or ERISA, nor has any Employee Plan engaged in such prohibited transaction which could result in any taxes or penalties or other prohibited transactions, which in the aggregate could have a Mizar Material Adverse Effect.

        4.19. Brokers and Finders. None of Mizar or, to Mizar's knowledge, any
              -------------------
of its officers, directors and employees has employed any broker, finder or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby, except that Mizar has engaged Cowen & Company as its financial advisor. Other than the foregoing arrangements, Mizar is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

        4.20. Opinion of Financial Advisor. Mizar has received the opinion of
              ----------------------------
Cowen & Company to the effect that, as of the date hereof, the Exchange is fair to Mizar from a financial point of view.

        4.21 Potential Conflicts of Interest. No officer or director of Mizar
             -------------------------------
(a) owns, directly, or indirectly, any interest in (excepting not more than 5% stockholdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any person which is a competitor, lessor, lessee or client of Mizar; (b) owns, directly or indirectly, in whole or in part, any material tangible or intangible property which Mizar is using or the use of which is necessary for the business of Mizar; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, Mizar, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans and similar matters and agreements.

        4.22 Insurance. The Mizar Disclosure Schedule lists all policies of
             ---------
fire, liability, workmen's compensation, life, property and casualty and other insurance owned or held by Mizar. Such policies of insurance (a) are in full force and effect, (b) are sufficient for compliance by Mizar with all requirements of applicable law and all Mizar Material Agreements, (c) provide that they will remain in full force and effect through the respective dates set forth in the Mizar Disclosure Schedule, and (d) will not in any way be affected by, or terminate or lapse by reason of the transactions contemplated by this Agreement. Mizar is not in default with respect to its obligations under any of such insurance policies and has not received any notification of cancellation of any such insurance policies.

        4.23 Products Liability. Since January 1, 1993, there have been no
             ------------------
claims, actions, losses, or liabilities of Mizar relating to death or injury to persons or properties resulting from any actual or alleged defect in any product sold or manufactured by Mizar, and there is, as of the date hereof, no such claim, action or other proceeding pending or, to the knowledge of Mizar threatened.

                                  ARTICLE 5.
                       CERTAIN COVENANTS AND AGREEMENTS

        5.1. Conduct of Business by LSI. From the date hereof to the Closing
             --------------------------
Date, LSI will, and will cause the LSI Subsidiaries to, except as required in connection with the Exchange and the other transactions contemplated by this Agreement and except as otherwise disclosed on the LSI Disclosure Schedule or consented to in writing by Mizar:

             (a) carry on its business in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any material agreement, transaction or activity or make any material commitment except those in the ordinary and regular course of business and not otherwise prohibited under this Section 5.1;

             (b) neither change nor amend its memorandum and articles of association (in the case of LSI) or the equivalent governing corporate documents (in the case of the LSI Subsidiaries), except as required to re-register LSI as a private limited company;

             (c) not issue (other than upon any exercise of Old Options or the Warrants) or sell or register the transfer of shares of securities or capital stock of LSI or the LSI Subsidiaries or issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the securities of LSI or the LSI Subsidiaries or rights or obligations convertible into or exchangeable for any securities of LSI or any LSI Subsidiary and not alter the terms of any presently outstanding options or the Option Plans or the Warrants or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of LSI or the LSI Subsidiaries;

             (d) not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of LSI or the LSI Subsidiaries and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities of LSI or the LSI Subsidiaries or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of LSI or the LSI Subsidiaries or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing, except for the redemption of the outstanding Preferred Shares contemplated in this Agreement;

             (e) not acquire or enter into any agreement to acquire, by merger, consolidation or purchase of securities or assets, any business or entity or any material part of the same;

             (f) use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of LSI and the LSI Subsidiaries, to keep the officers and employees of LSI and the LSI Subsidiaries available to LSI and to preserve the relationships of LSI and the LSI Subsidiaries with suppliers, customers and others having business relations with any of them, except for such instances which would not have an LSI Material Adverse Effect;

             (g) not (i) create, incur or assume any debt or create, incur or assume any short-term debt for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than the LSI Subsidiaries, (iii) make any loans or advances to any other person other than the LSI Subsidiaries, or (iv) make any capital contributions to, or investments in, any person; provided, however, that LSI shall not be prohibited from taking an action described in (i) through (iv) above if such action is being taken in the ordinary course of LSI's business and if the aggregate amount of all of the liabilities,
                          ---
        obligations, loans, contributions and investments attributable to actions described in (i) through (iv) above and taken after the date hereof do not exceed $100,000 (or equivalent based on applicable exchange rate) in the aggregate at the time of the Closing;

             (h) not (i) enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors, (ii) grant any increase in the compensation of officers or directors, whether now or hereafter payable or (iii) grant any increase in the compensation of any other employees except for compensation increases in the ordinary course of business and consistent with past practice (it being understood by the parties hereto that for the purposes of (ii) and (iii) above increases in compensation shall include any increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment);

             (i) not make or incur (other than in the ordinary course of business) any individual capital expenditure in excess of $100,000 or capital expenditures in the aggregate in excess of $500,000 without the prior approval of Mizar (as used herein, "capital expenditure" shall mean all payments in respect of the cost of any fixed asset or improvement or replacement, substitution or addition thereto which has a useful life of more than one year, including those costs arising in connection with the acquisition of such assets by way of increased product or service charges or offset items or in connection with capital leases);

             (j) except in instances which would not have an LSI Material Adverse Effect, perform all of its obligations under all LSI Material Contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be an LSI Material Contract other than contracts to provide services entered into in the ordinary course of business; and

             (k) except in instances which would not have an LSI Material Adverse Effect, prepare and file all returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow Mizar, at its request, to review all such returns, reports, filings and amendments at LSI's offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns.

        In connection with the continued operation of the business of LSI and the LSI Subsidiaries between the date of this Agreement and the Closing Date, LSI shall confer in good faith and on a regular and frequent basis with one or more representatives of Mizar designated in writing to report operational matters of materiality and the general status of ongoing operations. In addition, LSI will allow Mizar employees and agents to be present at LSI's business locations to observe the business and operations of LSI and the LSI Subsidiaries. LSI acknowledges that Mizar does not and will not waive any rights it may have under this Agreement as a result of such consultations nor shall Mizar be responsible for any decisions made by LSI's officers and directors with respect to matters which are the subject of such consultation.

        5.2. Conduct of Business by Mizar. From the date hereof to the Closing
             ----------------------------
Date, Mizar will, except as required in connection with the Exchange and the other transactions contemplated by this Agreement and except as otherwise disclosed in the Mizar Disclosure Schedule or as consented to in writing by LSI:

             (a) carry on its businesses in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except in the ordinary and regular course of business and not otherwise prohibited under this Section 5.2;

             (b) neither change nor amend its Certificate of Incorporation or Bylaws;

             (c) not issue (other than upon the exercise of outstanding options or warrants) or sell any securities of Mizar or issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the securities of Mizar or rights or obligations convertible into or exchangeable for any securities of Mizar (other than pursuant to the Exchange Agreements or as consented to by the Managing Director of LSI) and not alter the terms of any presently outstanding options or option plans or warrants or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of Mizar;

             (d) not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of Mizar and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities, or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of Mizar or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

             (e) not acquire or enter into any agreement to acquire, by merger, consolidation or purchase of securities or assets, any business or entity or any material part thereof;

             (f) use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of Mizar, to keep the officers and employees of Mizar available to Mizar and to preserve the relationships of Mizar with suppliers, customers and others having business relations with any of them, except for such instances which would not have a Mizar Material Adverse Effect;

             (g) not (i) create, incur or assume any debt or create, incur or assume any short-term debt for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person,
        (iii) make any loans or advances to any other person, or (iv) make any capital contributions to, or investments in, any person; provided, however, that Mizar shall not be prohibited from taking an action described in (i) through (iv) above if such action is being taken in the ordinary course of Mizar's business, and if the aggregate amount of all
                                             ---
        of the liabilities, obligations, loans, contributions, and investments and other actions described in (i) through (iv) above and taken by Mizar after the date hereof do not exceed $100,000 (or equivalent based on applicable exchange rate) in the aggregate at the time of the Closing;

             (h) not (i) enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors, (ii) grant any increase in the compensation of officers or directors, whether now or hereafter payable or (iii) grant any increase in the compensation of any other employees except for compensation increases in the ordinary course of business and consistent with past practice (it being understood by the parties hereto that for the purposes of (ii) and (iii) above increases in compensation shall include any increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment);

             (i) not make or incur (other than in the ordinary course of business) any individual capital expenditure in excess of $100,000 or capital expenditures in the aggregate in excess of $500,000 without the prior approval of LSI (as used herein, "capital expenditure" shall mean all payments in respect of the cost of any fixed asset or improvement or replacement, substitution or addition thereto which has a useful life of more than one year, including those costs arising in connection with the acquisition of such assets by way of increased product or service charges or offset items or in connection with capital leases);

             (j) except in instances which would not have a Mizar Material Adverse Effect, perform all of its obligations under all Mizar Material Contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a Mizar Material Contract other than contracts to provide services entered into in the ordinary course of business; and

             (k) except in instances which would not have a Mizar Material Adverse Effect, prepare and file all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow LSI, at its request, to review all such returns, reports, filings and amendments at Mizar's offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns.

        In connection with the continued operation of the business of Mizar between the date of this Agreement and the Closing Date, Mizar shall confer in good faith and on a regular and frequent basis with one or more representatives of LSI designated in writing to report operational matters of materiality and the general status of ongoing operations. In addition, Mizar will allow LSI employees and agents to be present at Mizar's business locations to observe the business and operations of Mizar. Mizar acknowledges that LSI does not and will not waive any rights it may have under this Agreement as a result of such consultations nor shall LSI be responsible for any decisions made by Mizar's officers and directors with respect to matters which are the subject of such consultation.

        5.3. Notice of any Material Change. Each of LSI and Mizar shall,
             -----------------------------
promptly after the first notice or occurrence thereof but not later than the Closing Date, advise the other in writing of any event or the existence of any state of facts that (i) would make any of its representations and warranties in this Agreement untrue in any material respect, (ii) would constitute a breach of any provisions of this Article 5 or (iii) would otherwise constitute either an LSI Material Adverse Effect or a Mizar Material Adverse Effect.

        5.4. Inspection and Access to Information.
             ------------------------------------

             (a) Between the date of this Agreement and the Closing Date, LSI will, and will cause the LSI Subsidiaries to, provide to Mizar and its accountants, counsel and other authorized representatives reasonable access, during normal business hours to its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause its officers to furnish to Mizar and its authorized representatives such financial, technical and operating data and other information pertaining to its business, as Mizar shall from time to time reasonably request.

             (b) Between the date of this Agreement and the Closing Date, Mizar will provide to LSI and its accountants, counsel and other authorized representatives reasonable access, during normal business hours to its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause its officers to furnish to LSI and its authorized representatives such financial, technical and operating data and other information pertaining to its business, as LSI shall from time to time reasonably request.

             (c) Each of the parties hereto and their respective representatives shall maintain the confidentiality of all information (other than information which is generally available to the public) concerning the other parties hereto acquired pursuant to the transactions contemplated hereby in the event that the Exchange is not consummated. Each of the parties hereto and their representatives shall not use such information so obtained for any purpose other than in connection with the Exchange. All files, records, documents, information, data and similar items relating to the confidential information of LSI, whether prepared by Mizar or otherwise coming into Mizar's possession, shall remain the exclusive property of LSI and shall be promptly delivered to LSI upon termination of this Agreement. All files, records, documents, information, data and similar items relating to the confidential information of Mizar, whether prepared by LSI or otherwise coming into LSI's possession, shall remain the exclusive property of Mizar and shall be promptly delivered to Mizar upon termination of this Agreement.

        5.5. Registration Statement and Proxy Statement.
             ------------------------------------------

             (a) Mizar and LSI shall promptly prepare after execution of this Agreement, and Mizar shall file the proxy statement with respect to the meeting of the stockholders of Mizar in connection with the Exchange (the "Proxy Statement") and a registration statement on Form S-4 (which registration statement, in the form it is declared effective by the SEC, together with any and all amendments and supplements thereto and all information incorporated by reference therein, is referred to herein as the "Registration Statement") under and pursuant to the provisions of the Securities Act for the purpose of registering Mizar Common Stock to be issued in the Exchange. Mizar will use its best efforts to receive and respond to the comments of the SEC and to have the Registration Statement declared effective as promptly as practicable, and Mizar shall promptly mail to its stockholders the Proxy Statement in its definitive form contained in the Registration Statement.

             (b) Each of Mizar and LSI agrees to provide as promptly as practicable to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the other party, may be required or appropriate for inclusion in the Registration Statement and the Proxy Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Registration Statement and the Proxy Statement.

             (c) Each of the parties shall use their best efforts to ensure that at the time the Registration Statement becomes effective, as such Registration Statement is then amended or supplemented, at the time the Proxy Statement is mailed to Mizar's stockholders and at the Closing Date, such Registration Statement and Proxy Statement (i) will not, with respect to such party, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein as necessary, in order to make the statements made by such party therein, in light of the circumstances under which they were made, not misleading or necessary and (ii) will comply in all material respects with the provisions of the Securities Act and Exchange Act, as applicable, and the rules and regulations thereunder; provided, however, no representation is made by Mizar or LSI with respect to statements made in the Registration Statement and Proxy Statement based on information supplied by the other party expressly for inclusion or incorporation by reference in the Proxy Statement or Registration Statement or information omitted with respect to the other party.

        5.6. Affiliates. At least 30 days prior to the Closing Date, LSI shall
             ----------
deliver to Mizar a letter identifying all persons who are, as of the date thereof, "affiliates" of LSI for purposes of Rule 145 under the Securities Act, and shall provide an updated letter identifying any such persons on the Closing Date. LSI shall use its reasonable efforts to cause each person who is identified as an "affiliate" in the letter dated the Closing Date to deliver to Mizar on or prior to the Closing Date a written statement, in form satisfactory to Mizar and LSI, that such person will not offer to sell, transfer or otherwise dispose of any of the shares of Mizar Common Stock issued to such person pursuant to the Exchange, (i) except in accordance with the applicable provisions of the Securities Act and the rules and regulations thereunder and
(ii) until such time as financial results covering at least 30 days of combined operations of Mizar and LSI (the "Combined Financials") have been published. Mizar hereby covenants to file a Form 8-K or 10-Q (as applicable) satisfying such publication requirement as soon as practicable after the completion of any month which contains at least 30 days of combined operations. Furthermore, Mizar shall use its reasonable best efforts to cause each person who is an "affiliate" of Mizar to deliver a letter to Mizar agreeing that such person will not offer to sell, transfer or otherwise dispose of any shares of Mizar Common Stock commencing 30 days prior to the Exchange until such time as the Combined Financials have been published. Mizar shall be entitled to place legends on any certificates of Mizar Common Stock issued to such affiliates to restrict the transfer of such shares as set forth above.

        5.7. Stockholders' Meeting. Mizar will take all action necessary in
             ---------------------
accordance with applicable law and its governing corporate documents to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of Mizar shall recommend such approval and Mizar shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus.

        5.8. Listing Application. No later than 15 days before the Closing
             -------------------
Date, Mizar will file a listing application with the NMS to approve for listing, subject to official notice of issuance, the shares of Mizar Common Stock to be issued in the Exchange. Mizar shall use its reasonable efforts to cause the shares of Mizar Common Stock to be issued in the Exchange to be approved for listing on the NMS, subject to official notice of issuance, prior to the Closing Date.

        5.9. Reasonable Efforts; Further Assurances; Co-operation. Subject to
             ----------------------------------------------------
the other provisions of this Agreement, the parties hereto shall each use their reasonable efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Exchange and the other transactions contemplated herein to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

             (a) LSI and Mizar shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to (i) comply with the provisions of the Securities Act, Exchange Act and the Takeover Code, and (ii) obtain any other required approval of any other federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

             (b) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Exchange or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

             (c) Each party shall give prompt written notice to the other of
        (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of LSI or Mizar, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy the Conditions specified in Article 6 or 7 and (ii) any failure of LSI or Mizar, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

             (d) Mizar and LSI shall take all actions that the parties deem necessary or advisable for purposes of obtaining duly executed Exchange Agreements from each of the

        LSI Shareholders, LSI Optionholders and Bank, and to cause the consummation of the transactions contemplated thereby at the Closing.

        5.10.    Public Announcements. The timing and content of all
                 --------------------
announcements regarding any aspect of this Agreement or the Exchange to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance (unless Mizar or LSI is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or the Takeover Code or applicable NMS rule and then only after making a reasonable attempt to comply with the provisions of this Section).

        5.11.    No Solicitations.
                 ----------------

        (a) From the date hereof until the Closing Date or until this Agreement is terminated or abandoned as provided in this Agreement, neither LSI nor the LSI Subsidiaries shall directly or indirectly (i) solicit, initiate or take part in discussions with, (ii) enter into negotiations or agreements with, or (iii) furnish any information to, any corporation, partnership, person or other entity or group (other than Mizar, an affiliate of Mizar or their authorized representatives pursuant to this Agreement) concerning any formal or informal proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction (an "Acquisition Proposal") involving LSI or the LSI Subsidiaries, and LSI will instruct its officers, directors, advisors and its financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence; provided, however, that LSI may furnish (on terms including confidentiality terms, substantially similar to those set forth in that certain Letter of Intent between LSI and Mizar) information concerning its business, properties or assets to a corporation, partnership, person or other entity or group (a "Potential Acquirer") if (i) LSI's Board of Directors determines that such Potential Acquirer is reasonably likely to submit a bona fide offer to consummate an Acquisition Proposal on terms that would yield such a higher value to LSI's stockholders if provided with confidential information about LSI, and (ii) after consultation with counsel, LSI's Board of Directors determines that the failure to provide such confidential information would constitute a breach of its fiduciary duty to stockholders of LSI. Following receipt of a bona fide offer from a Potential Acquirer proposing an Acquisition Proposal, which offer the Board of Directors of LSI determines would likely yield a higher value to the stockholders of LSI than will the Exchange, LSI may with respect to such Potential Acquirer, negotiate and take any of the actions otherwise prohibited by this Section 5.11 if, in the opinion of the Board of Directors of LSI after consultation with counsel, the failure to negotiate with such Potential Acquirer would constitute a breach by the Board of Directors of its fiduciary duty to the stockholders of LSI. In the event LSI shall determine to provide any information as described above, or shall receive any offer relating to an Acquisition Proposal, (i) it shall promptly notify Mizar (a "Notice of Proposal") as to the fact that information is to be provided or that on offer relating to an Acquisition Proposal has been received and shall furnish to Mizar the identity of the recipient of such information or the proponent of such offer or proposal, if applicable, and, if an offer or proposal has been received, a description of the material terms thereof, and (ii) Mizar shall be permitted to take the same actions taken by LSI pursuant to this provision with respect to any Potential Acquirer of Mizar, notwithstanding the fact that such actions may otherwise be prohibited by this Section 5.11. LSI may enter into a definitive agreement for an Acquisition Proposal with a Potential Acquirer with which it is permitted to negotiate pursuant to this Section 5.11; provided, however, that at least one business day prior to LSI's execution thereof LSI shall have provided Mizar written notice (a "Notice Agreement") indicating LSI's intent to enter into such agreement and describing all the material terms of such agreement. Following the execution of such a definitive agreement, LSI or Mizar may terminate this Agreement in accordance with Article IX hereof, subject to the fee and expense reimbursement provisions of Section 9.2. LSI will notify Mizar promptly in writing if LSI becomes aware that any inquiries or proposals are received by, any information is requested from or any negotiations or discussions are sought to be initiated with, LSI with respect to an Acquisition Proposal, and LSI shall promptly deliver to Mizar any written inquiries or proposals received by LSI relating to an Acquisition Proposal. LSI will notify Mizar promptly if LSI becomes aware that any inquiries or proposals are received by, any information is requested from or any negotiations or discussions are sought to be initiated with, LSI or the LSI Subsidiaries with respect to an Acquisition Proposal, and LSI shall promptly deliver to Mizar any written inquiries or proposals received by LSI relating to an Acquisition Proposal. Each time, if any, that the Board of Directors of LSI determines that it must enter into negotiations with, or furnish any information that is not publicly available to, any Potential Acquirer (other than Mizar, an affiliate of Mizar or their authorized representatives) concerning any Acquisition Proposal, LSI will give Mizar prompt notice of such determination (which shall include a copy of the non-public information which LSI has delivered to such Potential Acquirer).

        (b) From the date hereof until the Closing Date or until this Agreement is terminated or abandoned as provided in this Agreement, Mizar shall not directly or indirectly (i) solicit, initiate or take part in discussions with,
(ii) enter into negotiations or agreements with, or (iii) furnish any information that is not publicly available to, any corporation, partnership, person or other entity or group (other than LSI, an affiliate of LSI or their authorized representatives pursuant to this Agreement) concerning any Acquisition Proposal involving Mizar, and Mizar will instruct its officers, directors, advisors and its financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence; provided, however, that Mizar may furnish (on terms including confidentiality terms, substantially similar to those set forth in that certain Letter of Intent between LSI and Mizar) information concerning its business, properties or assets to a Potential Acquirer if (i) Mizar's Board of Directors is advised by its financial advisor that such Potential Acquirer has the financial wherewithal to consummate an Acquisition Proposal that would yield a higher value to Mizar's stockholders than will the Exchange, (ii) Mizar's Board of Directors determines that such Potential Acquirer is reasonably likely to submit a bona fide offer to consummate an Acquisition Proposal on terms that would yield such a higher value to Mizar's stockholders if provided with confidential information about Mizar, and (iii) after consultation with counsel, Mizar's Board of Directors determines that the failure to provide such confidential information would constitute a breach of its fiduciary duty to stockholders of Mizar. Following receipt of a bona fide offer from a Potential Acquirer proposing an Acquisition Proposal, which offer the Board of Directors of Mizar determines would likely yield a higher value to the stockholders of Mizar than will the Exchange, Mizar may with respect to such Potential Acquirer, negotiate and take any of the actions otherwise prohibited by this Section 5.11 if, in the opinion of the Board of Directors of Mizar after consultation with counsel, the failure to negotiate with such Potential Acquirer would constitute a breach by the Board of Directors of its fiduciary duty to the stockholders of Mizar. In the event Mizar shall determine to provide any information as described above, or shall receive any offer relating to an Acquisition Proposal, (i) it shall promptly notify LSI (a "Notice of Proposal") as to the fact that information is to be provided or that on offer relating to an Acquisition Proposal has been received and shall furnish to LSI the identity of the recipient of such information or the proponent of such offer or proposal, if applicable, and, if an offer or proposal has been received, a description of the material terms thereof, and (ii) LSI shall be permitted to take the same actions taken by Mizar pursuant to this provision with respect to any Potential Acquirer of LSI, notwithstanding the fact that such actions may otherwise be prohibited by this Section 5.11. Mizar may enter into a definitive agreement for an Acquisition Proposal with a Potential Acquirer with which it is permitted to negotiate pursuant to this
Section 5.11; provided, however, that at least one business day prior to Mizar's execution thereof Mizar shall have provided LSI a Notice Agreement indicating Mizar's intent to enter into such agreement and describing all the material terms of such agreement. Following the execution of such a definitive agreement, LSI or Mizar may terminate this Agreement in accordance with Article IX hereof, subject to the fee and expense reimbursement provisions of Section 9.2. Mizar will notify LSI promptly in writing if Mizar becomes aware that any inquiries or proposals are received by, any information is requested from or any negotiations or discussions are sought to be initiated with, Mizar with respect to an Acquisition Proposal, and Mizar shall promptly deliver to LSI any written inquiries or proposals received by Mizar relating to an Acquisition Proposal. Each time, if any, that the Board of Directors of Mizar determines that it must enter into negotiations with, or furnish any information that is not publicly available to, any Potential Acquirer (other than LSI, an affiliate of LSI or their authorized representatives) concerning any Acquisition Proposal, Mizar will give LSI prompt notice of such determination (which shall include a copy of the non-public information which Mizar has delivered to such Potential Acquirer).

     5.12. Boards of Directors.
           -------------------

     LSI and Mizar shall use their reasonable best efforts to agree on a mutually acceptable Board of Directors for each of LSI and Mizar. Both current Boards of Directors shall take all action necessary to cause the Board of Directors of Mizar and LSI, as applicable, on or before the Closing Date, to be increased or decreased as necessary, and shall take all such other actions as they deem necessary, to cause the persons so chosen to be appointed to the Mizar and LSI Boards of Directors. If Mizar and LSI are unable to agree on the persons to serve as the foregoing directors before the Closing Date, then two persons shall be chosen by the present Board of Directors of Mizar (the "Mizar Nominees"), and three persons shall be chosen by the present Board of Directors of LSI (the "LSI Nominees"), and both LSI and Mizar shall use their reasonable best efforts to cause the Mizar Nominees and the LSI Nominees to be elected as directors of Mizar to replace the existing Board of Directors for a term expiring at the first annual meeting of stockholders of Mizar following the Closing Date. The current Board of Directors of

LSI shall nominate a person, who shall be chosen by the new Board of Directors of Mizar, to serve on the LSI Board of Directors until his successor is duly elected and qualified, and the current Board of Directors of LSI shall resign effective at the time of such persons appointment.

     5.13. Corporate Government of the Companies After the Exchange. The
           --------------------------------------------------------
Board of Directors of Mizar and LSI shall take all actions necessary after the Closing to do the following, including obtaining any necessary approvals of their stockholders prior to the Closing:

           (a) The Certificate of Incorporation of Mizar, as in effect on the Closing Date, shall continue in full force and effect, except that it shall be amended to change the corporate name of Mizar to a name mutually agreed upon by LSI and Mizar.

           (b) The Bylaws of Mizar, as in effect as of the Closing Date, shall continue in full force and effect.

           (c) The members of the Board of Directors of each of Mizar and LSI shall be as determined under Section 5.12. The officers of Mizar and LSI shall be the persons holding such offices as of the Closing Date.

     5.14. Pooling. From and after the date hereof and until the Closing
           -------
Date, neither Mizar nor LSI, nor any of their respective subsidiaries or other affiliates, shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Exchange as a "pooling of interest" for accounting purposes or (ii) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Exchange as a tax free transaction under the TCGA. In addition, both Mizar and LSI shall use their reasonable best efforts to cause Mizar to obtain, prior to the Closing Date, a letter from Arthur Andersen, dated the Closing Date and addressed to Mizar, stating substantially to the effect that, based on such firm's review of this Agreement and the other procedures set forth in such letter, such firm concurs that the Exchange will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board.


                                   ARTICLE 6.
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF LSI

     Except as may be waived by LSI, the obligations of LSI to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

     6.1.  Compliance. Mizar shall have, or shall have caused to be, satisfied
           ----------
or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by Mizar on or before the Closing Date.

     6.2.  Representations and Warranties. All of the representations and
           ------------------------------
warranties made by Mizar in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except that if information which would constitute a breach of the representations and warranties of Mizar made in this Agreement is disclosed in the Proxy Statement and if LSI has consented in writing to such disclosure, then LSI shall be deemed to have waived this condition to the performance of its obligations hereunder; provided, however, that notwithstanding anything herein to the contrary, this
Section 6.2 shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have a Mizar Material Adverse Effect. Mizar shall deliver to LSI on or before the Closing Date, updates of the Mizar Disclosure Schedule described in Section 4 hereof disclosing any changes to such schedules since the date of this Agreement; provided that no amendment or supplement to a schedule that reflects a Mizar Material Adverse Effect shall be taken into account in determining whether the conditions precedent to LSI's obligations to consummate the transactions herein have been satisfied.

     6.3.  Material Adverse Changes. Subsequent to September 30, 1997, there
           ------------------------
shall have occurred no Mizar Material Adverse Effect other than any such change that affects both Mizar and LSI in a substantially similar manner; provided, however, if such Mizar Material Adverse Change is disclosed in the Proxy Statement (to the extent LSI consented in writing to such disclosure) on the date such Proxy Statement is mailed to LSI's stockholders, then LSI shall be deemed to have waived this condition to the performance of its obligations hereunder.

     6.4.  NMS Listing. Mizar Common Stock issuable (a) pursuant to the
           -----------
Exchange, including those issued upon exercise of the Warrants, and (b) pursuant to the exercise of the Options after the Closing Date shall have been authorized for listing on the NMS.

     6.5.  Certificates. LSI shall have received a certificate or certificates
           ------------
executed on behalf of Mizar by an executive officer of Mizar, to the effect that the conditions contained in Sections 6.1, 6.2, 6.3 and 6.6 hereof have been satisfied.

     6.6. Shareholder Approval. This Agreement shall have been approved and
          --------------------
adopted by the affirmative vote of the holders of a majority of all of the outstanding shares (as of the "record date" set forth in the Proxy Statement) of Mizar Common Stock, and the holders of at least ninety percent (90%) of all of the outstanding shares of LSI Stock, after giving effect to the exercise of the Warrants and any exercises of outstanding Old Options, shall have tendered their shares to Mizar pursuant to validly executed Exchange Agreements.

     6.7.  Effectiveness of Registration Statement. The Registration
           ---------------------------------------
Statement shall have become effective and no stop order shall have been issued by the SEC or any other governmental authority suspending the effectiveness of the Registration Statement or preventing or suspending the use thereof or any related prospectus.

     6.8.  Consents; Litigation. All authorizations, consents, orders or
           --------------------
approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by any governmental entity, and all required third-party consents, the failure to obtain which would have an LSI Material Adverse Effect or a Mizar Material Adverse Effect, shall have been obtained. In addition, no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Exchange and the transactions contemplated by this Agreement and which is in effect at the Closing Date.

     6.9   Chief Executive Officer. Mr. Yates shall have been elected as the
           -----------------------
Chief Executive Officer of Mizar.

     6.10  Warrants and Preferred Shares; Options. The outstanding Warrants
           --------------------------------------
shall immediately prior to the time of Closing be converted into shares of LSI Stock. The net proceeds of the conversion of the Warrants shall be used for the redemption of outstanding Preferred Shares at the Closing, and LSI shall have no further obligation thereunder, and the remainder of the Preferred Shares shall be sold to Mizar by the Bank. All of the Optionholders shall have executed and delivered and performed their obligations under the Option Exchange Agreements.

     6.11  Board Composition. The respective Boards of Directors of Mizar and
           -----------------
LSI shall have been set in accordance with Section 5.12.

     6.12  Applicable Laws. The consummation of the Exchange shall be in
           ---------------
compliance with all applicable terms and provisions of the Securities Act and the Exchange Act. LSI shall have been re-registered as a private limited company and shall have otherwise complied with the Takeover Code or obtained any necessary waivers or exemptions therefrom.

     6.13  Receipt of Pooling Letter. Mizar shall have received (a) a letter
           -------------------------
from Arthur Andersen, dated the Closing Date and addressed to Mizar, stating substantially to the effect that, based on such firm's review of this Agreement and the other procedures set forth in such letter, such firm concurs that the Exchange will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and (b) a letter from Price Waterhouse, independent auditors for LSI, to the effect that LSI qualifies as an entity such that the Exchange will qualify as a "pooling of interests" transaction under generally accepted accounting principles; provided, that if this condition is not satisfied prior to March 31, 1998, then (a) the Termination Date (as defined in Section 9.1(b) below) shall be automatically extended to May 30, 1998, (b) the parties hereto shall use their reasonable best efforts to obtain an opinion from Mizar's financial advisor to the effect that the Exchange is fair to Mizar from a financial point of view, without regard to whether the Exchange qualifies as a pooling of interests transaction, and (c) this condition shall be deemed satisfied upon Mizar's receipt of such an opinion of its financial advisor.

                                  ARTICLE 7.
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF MIZAR

     Except as may be waived by Mizar, the obligations of Mizar to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

     7.1.  Compliance. LSI shall have, or shall have caused to be, satisfied
           ----------
or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by it on or before the Closing Date.

     7.2.  Representations and Warranties. All of the representations and
           ------------------------------
warranties made by LSI in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except that if information which would constitute a breach of the representations and warranties of LSI made in this Agreement is disclosed in the Proxy Statement and if Mizar has consented in writing to such disclosure, then Mizar shall be deemed to have waived this condition to the performance of its obligations hereunder; provided, however, that notwithstanding anything herein to the contrary, this
Section 7.2 shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of any of the representations or warranties to be so true and correct would have or would be reasonably likely to have an LSI Material Adverse Effect. LSI shall deliver to Mizar on or before the Closing Date, updates of the LSI Disclosure Schedule described in Section 3 hereof disclosing any changes to such schedules since the date of this Agreement; provided that no amendment or supplement to a schedule that reflects an LSI Material Adverse Effect shall be taken into account in determining whether the conditions precedent to Mizar's obligations to consummate the transactions hereby have been satisfied.

     7.3.  Material Adverse Changes. Since September 30, 1997, except as set
           ------------------------
forth in this Agreement or on the schedules hereto, there shall have occurred no LSI Material Adverse Effect other than any such change that affects both Mizar and LSI in a substantially similar manner; provided, however, if such change is disclosed in the Proxy Statement (to the extent Mizar consented to such disclosure) on the date such Proxy Statement is mailed to Mizar's stockholders, then Mizar shall be deemed to have waived this condition to the performance of its obligations hereunder.

     7.4.  Certificates. Mizar shall have received a certificate or
           ------------
certificates, executed on behalf of LSI by an executive officer of LSI, to the effect that the conditions in Sections 7.1, 7.2, 7.3 and 7.5 hereof have been satisfied.

     7.5.  Shareholder Approval. This Agreement shall have been approved and
           --------------------
adopted by the affirmative vote of the holders of a majority of all of the outstanding shares (as of the "record date" set forth in the Proxy Statement) of Mizar Common Stock, and the holders of at least ninety percent (90%) of all of the outstanding shares of LSI Stock, after giving effect to the exercise of the Warrants and assuming the exercise of any outstanding Old Options, shall have tendered their shares to Mizar pursuant to validly executed Exchange Agreements.

     7.6.  Effectiveness of Registration Statement. The Registration
           ---------------------------------------
Statement shall have become effective and no stop order shall have been issued by the SEC or any other governmental authority suspending the effectiveness of the Registration Statement or preventing or suspending the use thereof or any related prospectus.

     7.7.  Consents; Litigation. All authorizations, consents, orders or
           --------------------
approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any governmental entity, and all required third-party consents, the failure to obtain which would have an LSI Material Adverse Effect or a Mizar Material Adverse Effect, shall have been obtained. In addition, no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Exchange and the transactions contemplated by this Agreement and which is in effect at the Closing Date.

     7.8   Chief Executive Officer. Mr. Yates shall have been elected as the
           -----------------------
Chief Executive Officer of Mizar.

     7.9   Warrants and Preferred Shares; Options. The outstanding Warrants
           --------------------------------------
shall immediately prior to the time of Closing be converted into shares of LSI Stock. The net proceeds of the conversion of the Warrants shall be used for the redemption of outstanding Preferred Shares at the Closing, and LSI shall have no further obligation thereunder, and the remainder of the Preferred Shares shall be sold to Mizar by Bank. All of the Optionholders shall have executed and delivered and performed their obligations under the Option Exchange Agreements.

     7.10  Board Composition. The respective Boards of Directors of Mizar and
           -----------------
LSI shall have been set in accordance with Section 5.12.

     7.11  Applicable Laws. The consummation of the Exchange shall be in
           ---------------
compliance with all applicable terms and provisions of the Securities Act and the Exchange Act. LSI shall have been re-registered as a private limited company and shall have otherwise complied with the Takeover Code or obtained any necessary waivers or exemptions therefrom.

     7.12  Receipt of Pooling Letter. Mizar shall have received (a) a letter
           -------------------------
from Arthur Andersen, dated the Closing Date and addressed to Mizar, stating substantially to the effect that, based on such firm's review of this Agreement and the other procedures set forth in such letter, such firm concurs that the Exchange will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and (b) a letter from Price Waterhouse, independent auditors for LSI, to the effect that LSI qualifies as an entity such that the Exchange will qualify as a "pooling of interests" transaction under generally accepted accounting principles;

provided, that if this condition is not satisfied prior to March 31, 1998, then
(a) the Termination Date shall be automatically extended to May 30, 1998, (b) the parties hereto shall use their reasonable best efforts to obtain an opinion from Mizar's financial advisor to the effect that the Exchange is fair to Mizar from a financial point of view, without regard to whether the Exchange qualifies as a pooling of interests transaction, and (c) this condition shall be deemed satisfied upon Mizar's receipt of such an opinion of its financial advisor.

                                   ARTICLE 8.
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     8.1   Indemnification. In the event of any threatened or actual claim,
           ---------------
action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any of the present or former officers or directors of LSI, the LSI Subsidiaries or Mizar (collectively, the "Managers") is, or is threatened to be, made a party by reason of the fact that he or she is or was a stockholder, director, officer, employee or agent of LSI, the LSI Subsidiaries or Mizar, or is or was serving at the request of LSI, the LSI Subsidiaries or Mizar as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Closing Date, then (i) LSI and Mizar shall indemnify and hold harmless, as and to the full extent permitted by applicable law (including by advancing expenses promptly as statements therefor are received), each such Manager against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (ii) if LSI or Mizar have not promptly assumed the defense of such matter, the Managers may retain counsel satisfactory to them, and LSI, and Mizar, shall pay all fees and expenses of such counsel for the Managers promptly, as statements therefor are received, and
(iii) LSI, and Mizar, will use their respective best efforts to assist in the vigorous defense of any such matter; provided that neither LSI nor Mizar shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). Upon the determination that Mizar is not liable for any such indemnification claims, the Manager will reimburse Mizar and LSI, as applicable, for any fees, expenses and costs incurred by Mizar or LSI in connection with the defense of such claims. Any Manager wishing to claim indemnification under this Section 8.1, upon learning of any such claim, action, suit, proceeding or investigation, shall immediately notify LSI and Mizar thereof (provided that the failure to give such notice shall not affect any obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced thereby). Mizar and LSI agree that all rights to indemnification existing in favor of the Managers as in effect as of the date hereof shall survive the Exchange. Mizar further covenants not to amend or repeal any provisions of the governing charter documents of Mizar or of LSI in any manner which would adversely affect the indemnification or exculpatory provisions contained therein. The provisions of this Section 8.1 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

     8.2.  Directors' and Officers' Insurance. For a period of two years from
           ----------------------------------
the Closing Date, Mizar shall maintain in effect Mizar's current directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to LSI) (the "Indemnified Parties") to cover the Managers; provided,
                                                                     --------
however, that Mizar may substitute for such Mizar policies, policies with at
-------
least the same coverage containing terms and conditions which are no less advantageous to the Managers and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Closing Date. The provisions of this Section 8.2 are intended to be for the benefit of, and shall be enforceable by, each Manager and his or her heirs and representatives.

                                   ARTICLE 9.
                                  MISCELLANEOUS

     9.1.  Termination. Subject to Section 9.4, this Agreement and the
           -----------
transactions contemplated hereby and the provisions herein may be terminated at any time on or before the Closing Date:

           (a)   by mutual consent of LSI and Mizar;

           (b) by either Mizar or LSI if the transactions contemplated by this Agreement have not been consummated by March 31, 1998 or as may be extended hereunder (the "Termination Date"), unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions hereof to be performed or observed by it at or before the Closing Date; provided, that the non-breaching party's cause of action resulting from such failure to perform or to observe the covenants, agreements and conditions hereof shall not be terminated;

           (c) by either LSI or Mizar if the transactions contemplated hereby violate any non-appealable final order, decree, or judgment of any court or governmental body or agency having competent jurisdiction;

           (d) by Mizar if in the exercise of the good faith judgment of its Board of Directors as to its fiduciary duties to its stockholders such termination is required by reason of an Acquisition Proposal or if the Board of Directors of Mizar does not make or withdraws or materially modifies or changes its recommendation to the stockholders of Mizar to approve this Agreement and the Exchange if there exists at such time an Acquisition Proposal for Mizar, in either case pursuant to Section 5.11;

           (e) by LSI if in the exercise of the good faith judgment of its Board of Directors as to its fiduciary duties to its stockholders such termination is required by reason of an Acquisition Proposal or if the Board of Directors of LSI does not make or withdraws or materially modifies or changes its recommendation to the stockholders of LSI to approve this Agreement and the Exchange if there exists at such time an Acquisition Proposal for LSI, in either case pursuant to Section 5.11;

     (f) by LSI if the Mizar Board of Directors withdraws or materially modifies or changes its recommendation to the stockholders of Mizar to approve this Agreement and the Exchange and if there exists at such time an Acquisition Proposal for Mizar; and

     (g) by Mizar if the LSI Board of Directors withdraws or materially modifies or changes its recommendations to the LSI Stockholders to approve this Agreement and the Exchange and if there exists at such time an Acquisition Proposal for LSI.

9.2. Expenses.
     --------

     (a) Except as provided in (b) and (c) below, if the transactions contemplated by this Agreement are not consummated, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

     (b) If (i) this Agreement is terminated (A) by Mizar pursuant to Section 9.1(d) hereof or (B) by LSI pursuant to Section 9.1(f) hereof, (ii) following the mailing of the Proxy Statement by Mizar, Mizar's stockholders have not approved this Agreement or Mizar has failed to use its best efforts to obtain a regulatory or governmental approval necessary to consummate the Exchange, or
(iii) on or before the Termination Date, and while this Agreement remains in effect, Mizar enters into discussions with respect to an Acquisition Proposal with any corporation, partnership, person or other entity or group (other than LSI or any affiliate of LSI), and such transaction (including any revised transaction based upon the Acquisition Proposal) is thereafter consummated on or before the first anniversary of the Termination Date), then Mizar shall pay to LSI a fee equal to the sum of (i) up to $300,000 of documented fees, costs and expenses, including legal and accounting fees and fees payable to LSI's financial advisors, incurred by LSI in connection with the transactions contemplated by this Agreement and (ii) $1,000,000, which amounts shall be payable in same day funds to an account specified by LSI.

     (c) If (i) this Agreement is terminated (A) by LSI pursuant to Section 9.1(e) hereof or (B) by Mizar pursuant to Section 9.1(g) hereof, (ii) following the mailing of the Exchange Agreements by Mizar to the other parties thereto, the LSI Shareholders have tendered less than ninety percent (90%) of the outstanding LSI Stock (including shares issuable under the Old Options and the Warrants) to Mizar in accordance with Exchange Agreements or LSI has failed to use its best efforts to obtain a regulatory or governmental approval necessary to consummate the Exchange, or (iii) on or before the Termination Date, and while this Agreement remains in effect, LSI enters into discussions with respect to an Acquisition Proposal with any corporation, partnership, person or other entity or group (other than Mizar or any affiliate of Mizar), and such transaction (including any revised transaction based upon the Acquisition Proposal) is thereafter consummated on or before the first anniversary of the Termination Date), then LSI shall pay Mizar a cash fee equal to the sum of (i) up to $300,000 of documented fees, costs and expenses, including legal and accounting fees and fees payable to LSI's financial advisors, incurred by LSI in connection with the transactions contemplated by this Agreement and (ii) $1,000,000, which amounts shall be payable in same day funds to an account specified by Mizar.

           (d) If any provision of this Section 9.2 shall be void under applicable law, or if the performance by any party of its obligations hereunder is prohibited by applicable law, but such provision or action would be permissible if some part or all of this Section 9.2 were deleted, then such modification as may be necessary to make such provision or action permissible shall be deemed to have taken place.

     9.3.  Entire Agreement. This Agreement and the exhibits hereto contain
           ----------------
the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this section.

     9.4.  Survival of Provisions. The representations and warranties of each
           ----------------------
party contained herein or in any exhibit, certificate, document or instrument delivered pursuant to this Agreement shall not survive the Closing. The covenants and agreements of Sections 5.6, 5.12, 5.13, 8.1, 8.2 and 9.4 shall survive the Closing. The covenants and agreements of Sections 5.4, 9.2, 9.4, 9.6, 9.8 and 9.12 shall survive the termination of this Agreement in accordance with Section 9.1.

     9.5.  Counterparts. This Agreement may be executed in any number of
           ------------
counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

     9.6.  Notices. All notices, demands, requests, or other communications
           -------
that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be sent by facsimile transmission, next-day courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, addressed as follows:

                      (i)    If to LSI:

                             Loughborough Sound Images
                             Loughborough Park
                             Ashby Road
                             Loughborough, Leicestershire
                             LE113NE, England
                             Attn:          Simon Yates
                             Telephone:     011-44-1509-634412
                             Fax:           011-44-1509-634438
                      with a copy (which shall not constitute notice) to:

                             Bingham Dana LLP
                             150 Federal Street
                             Boston, Massachusetts  02110
                             Attn:          David L. Engel
                             Telephone:     (617) 951-8000
                             Fax:           (617) 951-8736

                      (ii)   If to Mizar:

                             Mizar, Inc.
                             2410 Luna Road
                             Carrollton, Texas 75006
                             Attn:          Samuel Smith
                             Telephone:     (972) 277-4650
                             Fax:           (972) 277-4671

                      with a copy (which shall not constitute notice) to:

                             Crouch & Hallett, L.L.P.
                             717 North Harwood Street
                             Suite 1400
                             Dallas, Texas  75201
                             Attn:          Bruce H. Hallett
                             Telephone:     (214) 922-4120
                             Fax:           (214) 953-0576

Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

      9.7. Successors; Assignments. This Agreement and the rights, interests,
           -----------------------
and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other.

      9.8.  Governing Law; Venue. This Agreement shall be construed and enforced
            --------------------
in accordance with the laws of the State of Delaware (except the choice of law rules thereof). Venue of any action brought to enforce or interpret this Agreement shall be commenced and maintained in a federal court sitting in New Castle County, Delaware. The parties irrevocably consent to jurisdiction and venue in such courts for such purposes.

      9.9.  Waiver and Other Action. This Agreement may be amended, modified, or
            -----------------------
supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

      9.10. Severability. If any provision of this Agreement is held to be
            ------------
illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

      9.11. No Third Party Beneficiaries. Article 8 is intended for the benefit
            ----------------------------
of each "Manager" (as defined in Article 8) and may be enforced by such persons, their heirs and representatives. Other than as expressly set forth in this
Section 9.11, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto and their stockholders, any rights, remedies, obligations or liabilities under or by reason of this Agreement or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

      9.12. Mutual Contribution. The parties to this Agreement and their
            -------------------
counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                    MIZAR, INC.



                                    By:  /s/ Samuel Smith
                                       -----------------------------------------
                                         Samuel Smith
                                         Chief Executive Officer



                                    LOUGHBOROUGH SOUND IMAGES PLC



                                    By:  /s/ Simon Yates
                                       -----------------------------------------
                                         Simon Yates
                                         Managing Director